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Carl A. Thomsen, (408) 944-1816, investor_relations@dmcwave.com


FOR IMMEDIATE RELEASE:

                          DIGITAL MICROWAVE CORPORATION
                             ANNOUNCES SALE OF STOCK

         SAN JOSE, CALIF., MARCH 10, 2000--Digital Microwave Corporation (Nasdaq: DMIC) today announced that it has sold 1,347,368 shares of its common stock from its shelf registration statement. The shares of its common stock were sold in a block trade through Dain Rauscher Wessels, a division of Dain Rauscher Incorporated. Digital Microwave Corporation received net proceeds of approximately $44.8 million from the sale before expenses, which the Company will use for general corporate purposes, including working capital, and may use a portion of such net proceeds to fund potential strategic investments and acquisitions.

         This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

         This offering was made by means of a prospectus supplement to a prospectus that is part of the Company's shelf registration previously filed with the Securities and Exchange Commission. Copies of the prospectus and the prospectus supplement can be obtained from Dain Rauscher Wessels, a division of Dain Rauscher Incorporated at Dain Rauscher Plaza, 60 South Street, Minneapolis, MN 55402-4422 or by calling the Company.

         Headquartered in San Jose, California, Digital Microwave Corporation provides microwave radio solutions to connect, enable and grow communications networks worldwide. The Company's industry-leading broadband, medium-capacity and low-capacity radios transport data, voice, and video for public and private networks in a wide range of global environments. Digital Microwave Corporation brings value to a diverse range of customers through its vast array of quality systems, services and support.


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DIGITAL MICROWAVE CORPORATION
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For more information visit the Company's web site at http://www.dmcwave.com.